Exhibit 99.1

MOTION ACQUISITION CORP.

AUDIT COMMITTEE CHARTER

1. Members

The Board of Directors (the “Board”) of Motion Acquisition Corp. (the “Company”) shall appoint an Audit Committee (the “Committee”) of at least three members, subject to any available exception, consisting entirely of independent directors of the Board, and shall designate one member as chairperson. Members of the Committee shall be appointed by the Board upon the recommendation of the Governance and Nominating Committee, and may be removed by the Board in its discretion. Each Committee member must satisfy the applicable independence requirements of the Nasdaq Stock Market, LLC (“Nasdaq”) for directors and audit committee members and the applicable independence rules for members of the Audit Committee issued by the Securities and Exchange Commission (the “SEC”), as determined by the Board. In addition, no Committee member may have participated in the preparation of the financial statements of the Company, or any current subsidiary of the Company, at any time during the past three years.

Each member of the Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement, as determined by the Board. In addition, at least one member of the Committee must be an “audit committee financial expert,” as determined by the Board in accordance with Securities and Exchange Commission (“SEC”) rules.

2. Purposes, Duties, and Responsibilities

The purposes of the Committee shall be to:

●	Represent and assist the Board in discharging its oversight responsibility relating to: (i) the accounting and financial reporting processes of the Company and its subsidiaries, including the audits of the Company's financial statements and the integrity of such statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the Company’s program to monitor compliance with internal controls; (iv) the outside auditor’s qualifications and independence; and (v) the performance of the Company’s outside auditor; and

●	Prepare the Audit Committee report required by SEC rules to be included in the Company's annual proxy statement.

The Committee’s responsibilities are limited to oversight. The Company’s management is responsible for establishing and maintaining accounting policies and procedures in accordance with generally accepted accounting principles (“GAAP”) and other applicable reporting and disclosure standards and for preparing the Company’s financial statements. The Company’s outside auditors are responsible for auditing and reviewing those financial statements. Each member of the Committee is entitled to rely on the integrity of those persons within the Company and from the professionals and experts from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts. Among its specific duties and responsibilities, the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, Nasdaq or other regulatory authority:

a. Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention, and oversight of the work of the outside auditor (including resolution of any disagreements between Company management and the outside auditor regarding financial reporting) and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the outside auditor and each such other registered public accounting firm must report directly to the Committee. In this regard, the Committee shall appoint and retain, approve the compensation of, evaluate and terminate, when appropriate, the outside auditor, which shall report directly to the Committee.

b. Obtain and review, at least annually, a report by the outside auditor describing: (1) the outside auditor’s internal quality-control procedures; and (2) any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditor, and any steps taken to deal with any such issues.

c. Approve in advance all audit and permissible non-audit services to be provided by the outside auditor, including any written engagement letters related thereto and establish policies and procedures for the pre-approval of the outside auditor to provide audit and permissible non-audit services.

d. At least annually, consider the independence of the outside auditor, including whether the outside auditor’s performance of permissible non-audit services is compatible with the auditor’s independence, and, consistent with rules of the Public Company Accounting Oversight Board (“PCAOB”), obtain and review a written report by the outside auditor, prepared and delivered at least annually, describing any relationships between the outside auditor and the Company or individuals in financial reporting oversight roles at the Company, that may reasonably be thought to bear on the outside auditor's independence and discuss with the outside auditor the potential effects of any such relationships on the independence of the auditor, and, if the Committee determines that further inquiry is advisable, must take appropriate action in response to the outside auditor’s report to satisfy itself of the auditor’s independence, in each case in accordance with applicable rules.

e. Review and discuss with the outside auditor the matters required to be discussed by the outside auditor under Auditing Standard No. 16, as adopted by the PCAOB and amended from time to time, including any problems or difficulties the outside auditor encountered in the course of its audit work, and management’s response.

f. Meet to review and discuss with management and the outside auditor the annual audited and quarterly unaudited financial statements of the Company, including: (i) an analysis of the auditor's judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (ii) the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (iii) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations; and (iv) reports from the outside auditor required by SEC rules.

g. Recommend to the Board based on the review and discussion described in paragraphs (c) - (e) above, whether the financial statements should be included in the Company’s Annual Report on Form 10-K.

h. Receive reports from the outside auditor and management regarding, and review and discuss the adequacy and effectiveness of, the Company’s disclosure controls and procedures and internal control over financial reporting, including any significant deficiencies and significant changes in internal controls reported to the Committee by the outside auditor or management.

i. Review and discuss with management and/or the internal auditor, as applicable, the scope and results of the testing program to monitor compliance with internal control over financial reporting.

j. Review and discuss earnings press releases, and corporate policies with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies.

k. Review the Company’s policy with respect to the Foreign Corrupt Practices Act and compliance therewith.

l. Oversee the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s Code of Ethics.

m. Establish and periodically review policies and procedures for the review, approval and ratification of related person transactions, as defined in applicable SEC rules, review related person transactions, and oversee other related party transactions governed by applicable accounting standards.

n. Review material pending legal proceedings involving the Company and other contingent liabilities, and consult with outside legal counsel on such matters as deemed necessary.

o. Establish procedures for receiving and handling complaints regarding accounting, internal accounting controls, auditing and federal securities law matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting, internal accounting controls and auditing and federal securities law matters.

p. Review and discuss the Company’s practices with respect to risk assessment and risk management, including the Company’s programs, policies, practices and safeguards for information technology, cybersecurity and data security, and review periodic updates on such matters from the Company’s chief information security officer (or equivalent).

q. Establish policies for the hiring of employees and former employees of the outside auditor.

r. Evaluate annually the performance of the Committee and the adequacy of the Committee charter.

3. Delegation of Duties

In fulfilling its responsibilities, the Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.

4. Outside Advisors

The Committee shall have the authority to retain, at the expense of the Company, such outside counsel, accountants, experts and other advisors as it determines appropriate to assist the Committee in the performance of its functions. The Committee shall have sole authority to approve related fees and retention terms and shall receive appropriate funding, as determined by the Committee, from the Company for payment of compensation to any such advisors and for the payment of ordinary administrative expenses that are necessary or appropriate in carrying out the Committee’s duties.

5. Meetings

The Committee shall meet at least quarterly, either in person or telephonically, and at such times and places as the Committee shall determine. The Committee shall meet separately in executive session, periodically, with management and the outside auditor. A majority of the members of the Committee present in person or by telephone shall constitute a quorum. The Committee shall report regularly to the full Board with respect to its activities.

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